FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports Third Quarter Results
Comparable Traffic and Sales Both Up More Than 5 Percent
Digital Sales Up 49 Percent
Earnings per Share Up More Than 20 Percent

•	Comparable traffic growth of 5.3 percent and comparable sales growth of 5.1 percent were driven by healthy increases in both stores and digital channels.

•	Third quarter comparable digital channel sales grew 49 percent, contributing 1.9 percentage points to comparable sales.

•	The Company gained market share across all five of its core merchandising categories.

•	GAAP EPS from continuing operations were $1.16, up 33.6 percent from last year. Adjusted EPS[1] were $1.09, up 20.2 percent from last year.

•	For additional media materials, please visit:
https://corporate.target.com/article/2018/11/q3-2018-earnings

MINNEAPOLIS (November 20, 2018) - Target Corporation (NYSE: TGT) today announced its third quarter 2018 financial performance, including comparable sales growth of 5.1 percent and comparable traffic growth of 5.3 percent. The Company reported GAAP earnings per share (EPS) from continuing operations of $1.16 in third quarter 2018, up 33.6 percent from $0.87 in third quarter 2017. Third quarter Adjusted EPS were $1.09, up 20.2 percent from $0.90 in third quarter 2017. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1] Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports Third Quarter 2018 Earnings - Page 2 of 13
“Our team delivered another outstanding quarter, driving comparable traffic and sales growth of more than 5 percent and earnings per share growth of more than 20 percent,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “We’ve made significant investments in our team heading into the holidays and they are ready to serve our guests with a comprehensive suite of convenient delivery and pickup options, a wide range of new products and unique gift ideas and a strong emphasis on low prices and great value. We plan to leverage our current momentum into 2019, when we’ll achieve greater scale across the full slate of our initiatives - creating efficiencies and cost-savings, further strengthening our guest experience and positioning Target for profitable growth in the years ahead.”

Fourth Quarter and Full-Year 2018 Guidance
For the fourth quarter, Target expects comparable sales growth of approximately 5 percent, consistent with the Company’s year-to-date performance through third quarter 2018. For the full year, the Company continues to expect Adjusted EPS of $5.30 to $5.50 and GAAP EPS of $5.41 to $5.61. The 11-cent difference between expected full-year Adjusted EPS and GAAP EPS is driven by discrete items already reported through third quarter 2018.
The Company announced today that it plans to issue a post-holiday financial update on Thursday, January 10, 2019.

Operating Results
Total revenue of $17.8 billion increased 5.6 percent from $16.9 billion last year, reflecting sales growth of 5.7 percent and other revenue growth of 1.6 percent. Third quarter sales growth included a 5.1 percent increase in comparable sales and a 0.6 percentage point contribution from non-mature stores. Comparable digital channel sales grew 49 percent and contributed 1.9 percentage points of comparable sales growth. Operating income was $819 million in third quarter 2018, down 3.3 percent from $847 million in 2017.

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Target Corporation Reports Third Quarter 2018 Earnings - Page 3 of 13
Third quarter operating income margin rate was 4.6 percent, compared with 5.0 percent in 2017. Third quarter gross margin rate was 28.7 percent, compared with 29.6 percent in 2017. This decline reflected higher supply chain costs driven by growth in digital fulfillment costs and other expenses related to the size and timing of holiday-related inventory receipts compared with last year, partially offset by the benefit of merchant initiatives. Third quarter SG&A expense rate was 22.1 percent in 2018, essentially flat to last year. Third quarter SG&A results reflected continued investments in our team, specifically hours, training and wages, which were offset by continued cost discipline across the enterprise.

Interest Expense and Taxes from Continuing Operations
The Company’s third quarter 2018 net interest expense was $115 million, down 54.1 percent from $251 million last year, primarily driven by early debt retirement costs recognized in third quarter last year. Third quarter 2018 effective income tax rate from continuing operations was 13.6 percent, compared with 22.2 percent last year. Third quarter 2018 effective income tax rate from continuing operations reflects the net tax effect of the federal tax reform legislation (the Tax Act), including both ongoing and discrete benefits.

Capital Deployment
In third quarter 2018 the Company made capital investments of $1,017 million in property and equipment, and returned $863 million to shareholders, including:

•	Dividends of $337 million, compared with $339 million in third quarter 2017, reflecting a decline in share count partially offset by an increase in the dividend per share.

•	Share repurchases totaling $526 million that retired 6.3 million shares of common stock at an average price of $84.00.
As of the end of the third quarter, the Company had approximately $1.8 billion of remaining capacity under its current $5 billion share repurchase program, reflecting third quarter purchases and an accelerated share repurchase transaction which will settle in the fourth quarter.

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Target Corporation Reports Third Quarter 2018 Earnings - Page 4 of 13
For the trailing twelve months through third quarter 2018, after-tax return on invested capital (ROIC) was 15.8 percent, compared with 13.4 percent for the twelve months through third quarter 2017. Excluding the discrete impacts of the Tax Act, ROIC was 13.9 percent for the trailing twelve months ended November 3, 2018. See the tables of this release for additional information about the Company’s ROIC calculation.

Conference Call Details
Target will webcast its third quarter earnings conference call at 7:00 a.m. CST today. Investors and the media are invited to listen to the call at investors.target.com (hover over “investors” then click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 10:30 a.m. CST today through the end of business on November 23, 2018. The replay number is 800-331-1949.

Miscellaneous
Statements in this release regarding fourth quarter and full-year 2018 earnings per share and comparable sales guidance and the expected 2019 impact of our initiatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Feb. 3, 2018. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

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Target Corporation Reports Third Quarter 2018 Earnings - Page 5 of 13

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at more than 1,800 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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Target Corporation Reports Third Quarter 2018 Earnings - Page 6 of 13

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	November 3, 2018	October 28, 2017 As Adjusted (a)	Change	November 3, 2018	October 28, 2017 As Adjusted (a)	Change
Sales	$17,590	$16,647	5.7%	$51,699	$49,052	5.4%
Other revenue	231	227	1.6	680	679	0.2
Total revenue	17,821	16,874	5.6	52,379	49,731	5.3
Cost of sales	12,535	11,712	7.0	36,400	34,330	6.0
Selling, general and administrative expenses	3,937	3,733	5.5	11,347	10,686	6.2
Depreciation and amortization (exclusive of depreciation included in cost of sales)	530	582	(9.0)	1,639	1,620	1.2
Operating income	819	847	(3.3)	2,993	3,095	(3.3)
Net interest expense	115	251	(54.1)	352	521	(32.6)
Net other (income) / expense	(9)	(15)	(39.9)	(21)	(44)	(53.6)
Earnings from continuing operations before income taxes	713	611	16.7	2,662	2,618	1.7
Provision for income taxes	97	135	(28.5)	530	798	(33.6)
Net earnings from continuing operations	616	476	29.6	2,132	1,820	17.1
Discontinued operations, net of tax	6	2		7	7
Net earnings	$622	$478	30.2%	$2,139	$1,827	17.1%
Basic earnings per share
Continuing operations	$1.17	$0.87	34.1%	$4.01	$3.31	20.9%
Discontinued operations	0.01	—		0.01	0.01
Net earnings per share	$1.18	$0.88	34.8%	$4.02	$3.33	20.9%
Diluted earnings per share
Continuing operations	$1.16	$0.87	33.6%	$3.98	$3.30	20.5%
Discontinued operations	0.01	—		0.01	0.01
Net earnings per share	$1.17	$0.87	34.2%	$3.99	$3.31	20.5%
Weighted average common shares outstanding
Basic	525.9	544.5	(3.4)%	531.5	548.7	(3.1)%
Dilutive impact of share-based awards	5.3	3.4		4.7	3.1
Diluted	531.2	547.9	(3.0)%	536.2	551.8	(2.8)%
Antidilutive shares	—	4.5		—	4.1
Dividends declared per share	$0.64	$0.62	3.2%	$1.90	$1.84	3.3%
Note: Per share amounts may not foot due to rounding.

(a)
Beginning with the first quarter 2018, we adopted the new accounting standards for revenue recognition, leases, and pensions. We are presenting prior period results on a basis consistent with the new standards and conformed to the current period presentation. We provided additional information about the impact of the new accounting standards on previously reported financial information in a Form 8-K filed on May 11, 2018.

Target Corporation Reports Third Quarter 2018 Earnings - Page 7 of 13

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	November 3, 2018	February 3, 2018 As Adjusted (a)	October 28, 2017 As Adjusted (a)
Assets
Cash and cash equivalents	$825	$2,643	$2,725
Inventory	12,393	8,597	10,517
Other current assets	1,421	1,300	1,444
Total current assets	14,639	12,540	14,686
Property and equipment
Land	6,069	6,095	6,087
Buildings and improvements	29,090	28,131	27,946
Fixtures and equipment	5,784	5,623	5,548
Computer hardware and software	2,660	2,645	2,658
Construction-in-progress	384	440	389
Accumulated depreciation	(18,380)	(18,398)	(17,979)
Property and equipment, net	25,607	24,536	24,649
Operating lease assets	1,997	1,884	1,861
Other noncurrent assets	1,329	1,343	813
Total assets	$43,572	$40,303	$42,009
Liabilities and shareholders’ investment
Accounts payable	$11,959	$8,677	$9,986
Accrued and other current liabilities	4,096	4,094	3,875
Current portion of long-term debt and other borrowings	1,535	281	1,366
Total current liabilities	17,590	13,052	15,227
Long-term debt and other borrowings	10,104	11,117	11,090
Noncurrent operating lease liabilities	2,046	1,924	1,901
Deferred income taxes	970	693	915
Other noncurrent liabilities	1,782	1,866	1,784
Total noncurrent liabilities	14,902	15,600	15,690
Shareholders’ investment
Common stock	43	45	45
Additional paid-in capital	5,867	5,858	5,762
Retained earnings	5,884	6,495	5,895
Accumulated other comprehensive loss	(714)	(747)	(610)
Total shareholders’ investment	11,080	11,651	11,092
Total liabilities and shareholders’ investment	$43,572	$40,303	$42,009
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 521,810,597, 541,681,670 and 543,913,318 shares issued and outstanding at November 3, 2018, February 3, 2018 and October 28, 2017, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

(a)	Additional information is provided on page 6.

Target Corporation Reports Third Quarter 2018 Earnings - Page 8 of 13

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	November 3, 2018	October 28, 2017 As Adjusted (a)
Operating activities
Net earnings	$2,139	$1,827
Earnings from discontinued operations, net of tax	7	7
Net earnings from continuing operations	2,132	1,820
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	1,826	1,809
Share-based compensation expense	106	81
Deferred income taxes	261	33
Loss on debt extinguishment	—	123
Noncash losses / (gains) and other, net	85	209
Changes in operating accounts
Inventory	(3,796)	(2,277)
Other assets	(140)	(88)
Accounts payable	3,298	2,735
Accrued and other liabilities	(158)	(25)
Cash provided by operating activities—continuing operations	3,614	4,420
Cash provided by operating activities—discontinued operations	10	75
Cash provided by operations	3,624	4,495
Investing activities
Expenditures for property and equipment	(2,873)	(2,049)
Proceeds from disposal of property and equipment	39	27
Other investments	15	(62)
Cash required for investing activities	(2,819)	(2,084)
Financing activities
Change in commercial paper, net	490	—
Additions to long-term debt	—	739
Reductions of long-term debt	(268)	(1,093)
Dividends paid	(1,001)	(1,001)
Repurchase of stock (b)	(1,485)	(618)
Accelerated share repurchase pending final settlement (b)	(450)	(250)
Stock option exercises	91	25
Cash required for financing activities	(2,623)	(2,198)
Net (decrease) / increase in cash and cash equivalents	(1,818)	213
Cash and cash equivalents at beginning of period	2,643	2,512
Cash and cash equivalents at end of period	$825	$2,725

(a)	Additional information is provided on page 6.

(b)	Prior year amounts have been reclassified to conform with the current year presentation.

Target Corporation Reports Third Quarter 2018 Earnings - Page 9 of 13

TARGET CORPORATION

Operating Results

	Three Months Ended		Nine Months Ended
Rate Analysis (unaudited)	November 3, 2018	October 28, 2017 As Adjusted (a)	November 3, 2018	October 28, 2017 As Adjusted (a)
Gross margin rate (b)	28.7%	29.6%	29.6%	30.0%
SG&A expense rate (c)	22.1	22.1	21.7	21.5
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate (c)	3.0	3.4	3.1	3.3
Operating income margin rate (c)	4.6	5.0	5.7	6.2

(a)	Additional information is provided on page 6.

(b)	Calculated as gross margin (sales less cost of sales) divided by sales.

(c)
Calculated as the applicable amount divided by total revenue. Other revenue includes $169 million and $503 million of profit-sharing income under our credit card program agreement for the three and nine months ended November 3, 2018, respectively, and $170 million and $512 million for the three and nine months ended October 28, 2017, respectively.

	Three Months Ended		Nine Months Ended
Comparable Sales (unaudited)	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Comparable sales change	5.1%	0.9%	4.9%	0.3%
Drivers of change in comparable sales
Number of transactions	5.3	1.4	5.1	0.9
Average transaction amount	(0.2)	(0.5)	(0.2)	(0.6)
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Stores channel comparable sales change	3.2%	—%	3.4%	(0.6)%
Digital channel contribution to comparable sales change	1.9	0.8	1.5	0.9
Total comparable sales change	5.1%	0.9%	4.9%	0.3%
Note: Amounts may not foot due to rounding.

	Three Months Ended		Nine Months Ended
Sales by Channel (unaudited)	November 3, 2018	October 28, 2017 As Adjusted (a)	November 3, 2018	October 28, 2017 As Adjusted (a)
Stores	94.0%	95.8%	94.4%	95.8%
Digital	6.0	4.2	5.6	4.2
Total	100%	100%	100%	100%

(a)	Additional information is provided on page 6.

Target Corporation Reports Third Quarter 2018 Earnings - Page 10 of 13

	Three Months Ended		Nine Months Ended
REDcard Penetration (unaudited)	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Target Debit Card	12.9%	13.0%	13.1%	13.3%
Target Credit Cards	10.8	11.4	10.8	11.3
Total REDcard Penetration	23.7%	24.4%	23.9%	24.6%
Note: Amounts may not foot due to rounding. In Q1 2018, we refined our calculation of REDcard penetration. The prior period amount has been updated to conform with the current period methodology, resulting in an increase of 0.2 percentage points to the Total REDcard Penetration for both the three and nine months ended October 28, 2017.

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	November 3, 2018	February 3, 2018	October 28, 2017	November 3, 2018	February 3, 2018	October 28, 2017
170,000 or more sq. ft.	273	274	276	48,778	48,966	49,326
50,000 to 169,999 sq. ft.	1,505	1,500	1,508	189,496	189,030	190,038
49,999 or less sq. ft.	68	48	44	1,984	1,359	1,268
Total	1,846	1,822	1,828	240,258	239,355	240,632

(a)	In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Third Quarter 2018 Earnings - Page 11 of 13

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations (GAAP EPS). Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	November 3, 2018			October 28, 2017 As Adjusted (a)
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.16			$0.87	33.6%
Adjustments
Tax Act (b)	$—	$(39)	$(0.07)	$—	$—	$—
Loss on early retirement of debt	—	—	—	123	75	0.14
Income tax matters (c)	—	—	—	—	(55)	(0.10)
Adjusted diluted earnings per share from continuing operations			$1.09			$0.90	20.2%

	Nine Months Ended
	November 3, 2018			October 28, 2017 As Adjusted (a)
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$3.98			$3.30	20.5%
Adjustments
Tax Act (b)	$—	$(39)	$(0.07)	$—	$—	$—
Loss on early retirement of debt	—	—	—	123	75	0.14
Income tax matters (c)	—	(18)	(0.03)	—	(56)	(0.10)
Adjusted diluted earnings per share from continuing operations			$3.87			$3.33	16.2%
Note: Amounts may not foot due to rounding.

(a)
Additional information is provided on page 6. Lease standard adoption resulted in a $0.01 reduction in GAAP EPS for the nine months ended October 28, 2017, and in Adjusted EPS for both the three and nine months ended October 28, 2017, and less than $0.01 in GAAP EPS for the three months ended October 28, 2017.

(b)	Represents measurement period adjustments to previously-recorded provisional amounts related to the Tax Cuts and Jobs Act (the Tax Act).

(c)	Represents income from income tax matters not related to current period operations.

Target Corporation Reports Third Quarter 2018 Earnings - Page 12 of 13

Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures which we believe provide meaningful information about our operational efficiency compared to our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measure for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Nine Months Ended
(millions) (unaudited)	November 3, 2018	October 28, 2017 As Adjusted (a)	Change	November 3, 2018	October 28, 2017 As Adjusted (a)	Change
Net earnings from continuing operations	$616	$476	29.6%	$2,132	$1,820	17.1%
+ Provision for income taxes	97	135	(28.5)	530	798	(33.6)
+ Net interest expense	115	251	(54.1)	352	521	(32.6)
EBIT (a)	$828	$862	(3.9)%	$3,014	$3,139	(4.0)%
+ Total depreciation and amortization (b)	592	642	(7.8)	1,826	1,809	1.0
EBITDA (a)	$1,420	$1,504	(5.6)%	$4,840	$4,948	(2.2)%

(a)
Additional information is provided on page 6. Adoption of the new accounting standards resulted in a $7 million and $21 million decrease in EBIT and a $2 million and $4 million increase in EBITDA for the three and nine months ended October 28, 2017, respectively.

(b)	Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales on our Consolidated Statements of Operations.

Target Corporation Reports Third Quarter 2018 Earnings - Page 13 of 13

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital

Numerator	Trailing Twelve Months
(dollars in millions) (unaudited)	November 3, 2018 (a)		October 28, 2017 As Adjusted (b)
Operating income	$4,122		$4,418
+ Net other income / (expense)	35		69
EBIT	4,157		4,487
+ Operating lease interest (c)	83		77
- Income taxes (d)	524	(e)	1,413
Net operating profit after taxes	$3,716		$3,151

Denominator (dollars in millions) (unaudited)	November 3, 2018	October 28, 2017 As Adjusted (b)	October 29, 2016 As Adjusted (b)
Current portion of long-term debt and other borrowings	$1,535	$1,366	$739
+ Noncurrent portion of long-term debt	10,104	11,090	11,939
+ Shareholders' equity	11,080	11,092	11,030
+ Operating lease liabilities (f)	2,208	2,041	1,925
- Cash and cash equivalents	825	2,725	1,231
- Net assets of discontinued operations (g)	—	4	60
Invested capital	$24,102	$22,860	$24,342
Average invested capital (h)	$23,481	$23,601

After-tax return on invested capital (i)	15.8%	(e)	13.4%
After-tax return on invested capital excluding discrete impacts of Tax Act	13.9%	(e)

(a)	Consisted of 53 weeks.

(b)	Additional information is provided on page 6.

(c)
Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.

(d)
Calculated using the effective tax rates for continuing operations, which were 12.3 percent and 31.0 percent for the trailing twelve months ended November 3, 2018, and October 28, 2017, respectively. For the twelve months ended November 3, 2018, and October 28, 2017, includes tax effect of $514 million and $1,389 million, respectively, related to EBIT, and $10 million and $24 million, respectively, related to operating lease interest.

(e)
The effective tax rate for the trailing twelve months ended November 3, 2018, includes discrete tax benefits of $382 million related to the Tax Cuts and Jobs Act (Tax Act), and the impact of the new lower U.S. corporate income tax rate.

(f)
Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities on the Consolidated Statements of Financial Position.

(g)	Included in Other Assets and Liabilities on the Consolidated Statements of Financial Position.

(h)	Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.

(i)	Adoption of the new lease standard reduced ROIC by approximately 0.5 percentage points for all periods presented.